UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 28, 2016

TEAM, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 331-6154

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate line below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 — CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 — CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the — Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the — Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 28, 2016, Team, Inc. (the “Company”) entered into an ATM Equity OfferingSM Sales Agreement (the “Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc. and SunTrust Robinson Humphrey, Inc. (each, an “Agent” and, collectively, the “Agents”) pursuant to which the Company may issue and sell, from time to time, shares of the Company’s common stock, par value $0.30 per share, having an aggregate gross sales price of up to $150,000,000 (the “Shares”), through the Agents as either agents or principals.

Subject to the terms and conditions of the Agreement, the Agents will use their commercially reasonable efforts to sell, on the Company’s behalf, the shares of common stock offered by the Company under the Agreement. The sales, if any, of the Shares under the Agreement may be made in sales deemed to be “at-the-market offerings,” as defined in Rule 415 under the Securities Act of 1933, as amended, including by sales made directly on or through the New York Stock Exchange or sales made to or through a market other than on an exchange at market prices prevailing at the time of sale, at prices related to prevailing market prices or negotiated prices. Under the terms of the Agreement, the Company may also sell Shares to each of the Agents, as principal for its own account, at a price agreed upon at the time of such sale. If the Company sells Shares to an Agent, as principal, the Company will enter into a separate terms agreement with such Agent, and it will describe this agreement in a separate prospectus supplement or pricing supplement. Actual sales will depend on a variety of factors to be determined by the Company from time to time.

The Company intends to use the net proceeds from any sale of Shares primarily to reduce outstanding indebtedness, which may include amounts outstanding under its $600.0 million senior secured credit facility, and for general corporate purposes. Under the Agreement, the commission payable to an Agent for sales of Shares with respect to sales made by such Agent shall not exceed 2.0% of the gross sales price for such Shares. The Company has no obligation to sell any of the Shares under the Agreement and may at any time suspend offers and sales under the Agreement.

The Agreement may be terminated for any reason, at any time, by either the Company or an Agent, as to itself, upon prior written notice. Following termination by an Agent, the Agreement will remain in effect with respect to the Agents that have not terminated their obligations under the Agreement. The Agreement contains customary representations, warranties, and agreements of the Company and the Agents, indemnification rights and obligations of the parties.

The Shares will be issued pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-214055) and a prospectus supplement of the Company, filed with the Securities and Exchange Commission on October 11, 2016 and November 28, 2016, respectively.

The description of the Agreement included above does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K.

A copy of the opinion of Locke Lord LLP relating to the validity of the Shares that may be issued pursuant to the Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 8.01    Other Events.

On November 28, 2016, the Company issued a press release announcing that it had established the “at-the-market” equity program as set forth in the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

1.1
ATM Equity OfferingSM Sales Agreement, dated as of November 28, 2016, by and among Team, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc. and SunTrust Robinson Humphrey, Inc.

5.1	Opinion of Locke Lord LLP

23.1	Consent of Locke Lord LLP (included in Exhibit 5.1 hereto)

99.1	Press release dated November 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM, INC.

By:	/s/ André C. Bouchard
André C. Bouchard
Executive Vice President, Administration, Chief Legal Officer and Secretary
Dated: November 28, 2016

EXHIBIT INDEX

Exhibit No.	Description

1.1
ATM Equity OfferingSM Sales Agreement, dated as of November 28, 2016, by and among Team, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc. and SunTrust Robinson Humphrey, Inc.

5.1	Opinion of Locke Lord LLP

23.1	Consent of Locke Lord LLP (included in Exhibit 5.1 hereto)

99.1	Press release dated November 28, 2016